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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                    DEVELOPERS DIVERSIFIED REALTY CORPORATION



         JAMES A. SCHOFF, Vice Chairman and Chief Investment Officer, and
JOAN U. ALLGOOD, Secretary, of Developers Diversified Realty Corporation, an Ohio corporation (the "Corporation"), do hereby certify that the following resolution to amend the Amended and Restated Articles of Incorporation of the Corporation was adopted by a majority vote of the Board of Directors of the Corporation at a meeting held on May 11, 1998 and by a majority vote of a committee of such Board of Directors, previously established by the Board of Directors, at a meeting held on July 1, 1998, no greater vote being required by the Amended and Restated Articles of Incorporation of the Corporation, and pursuant to the authority of Section 1701.70(B)(1) and 1701.73(A) of the Ohio Revised Code:

         RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be and they hereby are amended by adding at the end of Division A-III of Article FOURTH thereof a new Section 6 reading as follows:


                  SECTION 6. 8 3/8% CLASS C CUMULATIVE REDEEMABLE PREFERRED SHARES. Of the 1,500,000 authorized Class C Shares, 400,000 shares are designated as a series entitled "8 3/8% Class C Cumulative Redeemable Preferred Shares" (hereinafter called "8 3/8% Class C Preferred Shares"). The 8 3/8% Class C Preferred Shares shall have the express terms set forth in this Division as being applicable to all Class C Shares as a class and, in addition, the following express terms applicable to all 8 3/8% Class C Preferred Shares as a series of Class C Shares:

         (a) The annual dividend rate of the 8 3/8% Class C Preferred Shares shall be 8 3/8% of the liquidation preference of $250.00 per share.

         (b) Dividends on the 8 3/8% Class C Preferred Shares shall be payable, if declared, quarterly on or about the fifteenth day of March, June, September, and December each year, the first quarterly dividend being payable, if declared, on September 15, 1998 The dividends payable for each full quarterly dividend period on each 8 3/8% Class C Preferred Shares shall be $5.234375.

                  Dividends for the initial dividend period on the 8 3/8% Class C Preferred Shares, or for any period shorter or longer than a full dividend period on the 8 3/8% Class C Preferred Shares, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The aggregate dividend payable quarterly to each holder of 8 3/8% Class C Preferred Shares shall be rounded to the nearest one one-hundredth of one cent with $.00005 being rounded upward. Each dividend shall be payable to the holders of record on such record date, no less than 10 nor more than 30 days preceding the payment date thereof, as shall be fixed from time to time by the Corporation's Board of Directors.

         (c) Dividends on 8 3/8% Class C Preferred Shares shall be cumulative as follows:


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                  (1) With respect to shares included in the initial issue of 8
                  3/8% Class C Preferred Shares and shares issued any time thereafter up to and including the record date for the payment of the first dividend on the initial issue of 8 3/8% Class C Preferred Shares, dividends shall be cumulative from the date of the initial issue of 8 3/8% Class C Preferred Shares; and

                  (2) With respect to shares issued any time after the aforesaid record date, dividends shall be cumulative from the dividend payment date next preceding the date of issue of such shares, except that if such shares are issued during the period commencing the day after the record date for the payment of a dividend on 8 3/8% Class C Preferred Shares and ending on the payment date of that dividend, dividends with respect to such shares shall be cumulative from that dividend payment date.

         (d) Except as required to preserve the Corporation's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, the 8 3/8% Class C Preferred Shares may not be redeemed prior to July 7, 2003. At any time or from time to time on and after July 7, 2003 the Corporation, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem all or any part of the 8 3/8% Class C Preferred Shares at a redemption price of $250.00 per share plus, in each case, an amount equal to all dividends accrued and unpaid thereon to the redemption date, without interest. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital shares of the Corporation, which may include any equity securities (including common shares and preferred shares), shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities), or options to purchase any of the foregoing.

         (e) The amount payable per 8 3/8% Class C Preferred Share in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation shall be $250.00, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment.

         (f) All dividend payments made on the 8 3/8% Class C Preferred Shares, at any time during which the Corporation is in default in the payment of dividends on such 8 3/8% Class C Preferred Shares for any dividend period, shall, for the purposes of Section 5(b)(1) of this Division A-III, be deemed to be made in respect of the earliest dividend period with respect to which the Corporation is in default.


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                  IN WITNESS WHEREOF, we have executed this instrument in one or more counterparts as of the 1st day of July, 1998.




                                   /s/ James A. Schoff
                                   ---------------------------------------
                                   James A. Schoff
                                   Vice Chairman and Chief Investment Officer


                                   /s/ Joan U. Allgood
                                   ---------------------------------------
                                   Joan U. Allgood
                                   Secretary




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